blue water
GLOBAL GROUP

P: 949.264.1475
F: 949.607.4052

www.bluewaterglobalgroup.com
info@bluewaterglobalgroup.com

PRESS RELEASE

Blue Water Continues to Pay Off Early-Stage Convertible Debt

Canton, Georgia – April 3, 2014 – Blue Water Global Group, Inc. (OTCBB: BLUU) announces that it has repaid early and in full its second Convertible Promissory Note owed to Asher Enterprises, Inc. ("**Asher**") with a maturity date of August 12, 2014. As a result none of that debt will be converted into shares of Blue Water's common stock.

Blue Water's President and CEO, J. Scott Sitra, stated, "Shareholders should be pleased to learn that Blue Water continues to effectively manage its finances and outstanding debt obligations. Not only are we constantly reaching targeted milestones with our ongoing projects, but we have been able to steadily eliminate our most costly and potentially dilutive early-stage convertible debt."

About Blue Water Global Group

Blue Water Global Group, Inc. is a publicly held developer of casual dining restaurant properties and premium distilled spirits. Blue Water is currently developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean under the Blue Water Bar & Grill™ brand and a line of premium rums which include its flagship rum Blue Water Ultra Premium Rum™. Additionally, Blue Water is engaged in making strategic equity investments in promising businesses that are in the early stages of obtaining their own listing on the OTCBB. For more information, visit www.bluewaterglobalgroup.com.

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Investor Relations Contact

Craig Fischer
786.375.0556
ir@bluewaterglobalgroup.com